UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: April 8, 2002
                        (Date of earliest event reported)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)

        New York                       1-2360                     13-0871985
(State of Incorporation)      (Commission File Number)          (IRS employer
                                                             Identification No.)

           ARMONK, NEW YORK                                     10504
(Address of principal executive offices)                      (Zip Code)

                                  914-499-1900
                         (Registrant's telephone number)

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Item 5. Other Events

      The registrant's press release dated April 8, 2002, regarding its first quarter 2002 financial results is Attachment I of this Form 8-K.

      IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 8, 2002


                                     By: /s/ Mark Loughridge
                                        -----------------------------
                                            (Mark Loughridge)
                                        Vice President and Controller

                                                                    ATTACHMENT I

                   IBM STATEMENT ON FIRST-QUARTER 2002 RESULTS

      ARMONK, N.Y., April 8, 2002....IBM today announced that its first-quarter
2002 revenues are expected to be in the range of $18.4 to $18.6 billion compared with $21.0 billion in the first quarter of last year, based on preliminary data. The company said it expects first-quarter 2002 pre-tax income of between $1.650 billion to $1.750 billion. IBM also said that it expects first-quarter 2002 earnings per share will range from $.66 to $.70 compared with $.98 in the year-earlier period.

      John R. Joyce, IBM senior vice president and chief financial officer, said: "As I said during our last analyst call in January, the business environment remains very tough. We saw a continued slowdown in customer buying decisions in the first quarter. The first quarter traditionally is the weakest period of the year for technology purchases, and many of our customers chose to reduce or defer capital spending decisions until they see a sustained improvement in their businesses.

      "As a result, we saw across-the-board weakness in revenues in the first quarter, particularly in our OEM technology business. We expect that our Technology Group revenues will decline by approximately 35 percent in the quarter and that this business will lose approximately $200 million on a pre-tax basis, or $.08 per share, in the quarter," Mr. Joyce said.

      "Despite the difficult environment, we believe our strategies remain the right ones for our industry and that we will continue to gain or hold share in key strategic areas. We remain committed to taking actions to improve our competitiveness, and we are exceptionally well positioned to benefit when business conditions improve."

      IBM reports its first-quarter results on April 17.